Exhibit 99.1

Neuronetics Reports Preliminary Fourth Quarter and Fiscal Year 2021 Financial Results

MALVERN, Pa., January 10, 2022 – Neuronetics, Inc. (NASDAQ: STIM), a commercial stage medical technology company focused on designing, developing, and marketing products that improve the quality of life for patients who suffer from neurohealth disorders, today announced certain preliminary unaudited fourth quarter and full year 2021 revenue results.

Fourth Quarter 2021

Preliminary unaudited total revenue for the fourth quarter of 2021 is expected to be in the range of approximately $14.5 to $15.0 million as compared to previously stated guidance of $13.0 to $14.0 million.

Full Year 2021

Preliminary unaudited total revenue for the full year 2021 is expected to be in the range of approximately $54.8 to $55.3 million as compared to previously stated guidance of $53.3 to $54.3 million.

“Despite the headwinds associated with COVID-19 that persisted in 2021, our team delivered strong performance in the fourth quarter, primarily as a result of increased treatment session volumes across our customer base and solid demand for new systems,” said Keith J. Sullivan, President and Chief Executive Officer of Neuronetics. “Throughout the year, we made significant progress on several of our strategic initiatives to set ourselves up to drive future growth, including entering into new, exclusive, commercial agreements with multiple national accounts. While the macro environment continues to be dynamic, we are very excited about our prospects for 2022. We plan to capitalize on our strong momentum going into the year and are confident in our team’s ability to drive the widespread adoption of NeuroStar Advanced Therapy for Mental Health.”

About Neuronetics

Neuronetics, Inc. believes that mental health is as important as physical health. As a global leader in neuroscience and the largest TMS company in the industry, Neuronetics is redefining patient and physician expectations by designing and developing products that improve the quality of life for people suffering from psychiatric disorders. An FDA-cleared, non-drug, noninvasive treatment for people with depression, Neuronetics’ NeuroStar® Advanced Therapy system is today’s leading transcranial magnetic stimulation (TMS) treatment for major depressive disorder with over four million treatments delivered. NeuroStar is widely researched and backed by the largest clinical data set of any TMS system for depression, including the world’s largest depression Outcomes Registry. Neuronetics is committed to transforming lives by offering an exceptional treatment option that produces extraordinary results. For safety information and indications for use, visit NeuroStar.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press release regarding Neuronetics, Inc. (the “Company”) that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to: the Company’s business outlook and current expectations for the fourth quarter 2021 and fiscal year 2021, including with respect to revenue and any underlying assumptions. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the impact of COVID-19 on the Company’s operational and budget plans as well as general political and economic conditions, including as a result of efforts by governmental authorities to mitigate COVID-19, such as travel bans, shelter in place orders and third-party business closures and the related impact on resource allocations, manufacturing and supply chains and patient access to commercial products; the Company’s ability to execute its business continuity; the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and usage of its NeuroStar Advanced Therapy for Mental Health System to generate revenues; the scale and efficacy of the Company’s salesforce; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in respect of competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; developments in clinical trials or regulatory review of NeuroStar Advanced Therapy for Mental Health System for additional indications; and developments in regulation in the United States and other applicable jurisdictions. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or changes in the Company’s expectations.

Investor Contact:

Mike Vallie or Mark Klausner
ICR Westwicke
443-213-0499
ir@neuronetics.com

Media Contact:

EvolveMKD
646-517-4220
NeuroStar@evolvemkd.com